UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014 (September 4, 2014)

HedgePath Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13467	30-0793665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

(813) 864-2559

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2014, HedgePath Pharmaceuticals, Inc. (the “Company”) and Garrison J. Hasara, the Company’s current Chief Financial Officer and Treasurer, entered into an employment agreement (the “Employment Agreement”) to formalize the terms and conditions of Mr. Hasara’s employment with the Company.

Pursuant to the Employment Agreement, Mr. Hasara will continue to act as the Company’s Chief Financial Officer and Treasurer (a position he has held since August 2013) for a term beginning on August 1, 2014 and ending on December 31, 2017. At the end of such initial term, the Employment Agreement will automatically renew for successive one year terms unless prior written notice is received from either party within 60 days prior to the end of the particular term.

Pursuant to the Employment Agreement, Mr. Hasara will earn a base salary of $135,000 per year. Such base salary will automatically increase to $180,000 per year upon achievement by the Company of an equity financing which generates gross proceeds to the Company of at least five million dollars ($5,000,000). Mr. Hasara is also eligible for a bonus in cash or in kind of up to 50% of his base salary based upon his achievement of certain goals as established by the Company’s Board of Directors (the “Board”) or a committee of the Board. In addition, Mr. Hasara has been awarded 7,000,000 restricted stock units from the Company’s 2014 Equity Incentive Plan, subject to approval by the Company’s stockholders. Such restricted stock units will vest on the earlier to occur of (i) September 3, 2016 and (ii) the receipt of written notice of acceptance by the relevant regulatory authority for the filing of a new drug application by the Company relating to the patented formulation of the drug itraconazole, known as SUBATM-Itraconazole, in a particular dose formulation for the treatment of human patients with cancer via oral administration.

The Employment Agreement may be terminated with or without cause (as such term is defined in the Employment Agreement) by the Company or for or without good reason (as such term is defined in the Employment Agreement) by Mr. Hasara. In the event that the Employment Agreement is terminated for cause by the Company or without good reason by Mr. Hasara, Mr. Hasara is entitled to receive all accrued but unpaid salary and bonus amounts (“Guaranteed Severance Payments”). In the event that the Employment Agreement is terminated without cause by the Company or for good reason by Mr. Hasara, Mr. Hasara is entitled to the Guaranteed Severance Payments plus a cash payment equal to six months of Mr. Hasara’s base salary, provided that such payment will equal twelve months of Mr. Hasara’s base salary if the Company has reached certain milestones. In the event that the Employment Agreement is terminated for good reason by Mr. Hasara following a change of control, Mr. Hasara is entitled to the Guaranteed Severance Payments plus a cash payment equal to twelve months of Mr. Hasara’s base salary. The Employment Agreement is also terminable upon Mr. Hasara’s death and disability. The Employment Agreement also provides that Mr. Hasara may not compete against the Company or solicit employees or customers from the Company for a period of one (1) year after termination of his employment for any reason as described in the Employment Agreement.

The Employment Agreement is attached to this Current Report as Exhibit 10.1. All descriptions of the Employment Agreement herein are qualified in their entirety to the text of Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1	Employment Agreement, dated September 4, 2014, with Garrison J. Hasara (*)

*	Confidential treatment is requested for certain portions of this exhibit pursuant to 17 C.F.R. Sections 200.8(b)(4) and 240.24b-2.

Cautionary Note on Forward-Looking Statements

This Current Report and any related statements of representatives and partners of the Company contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2014	HEDGEPATH PHARMACEUTICALS, INC.

	By:	/s/ Nicholas J. Virca
		Name:	Nicholas J. Virca
		Title:	President and CEO

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